Supplementing the Preliminary Prospectus	Filed Pursuant to Rule 433

Supplement dated November 15, 2021	Registration Statement No. 333-260091

(To Prospectus dated October 6, 2021)	and 333-260091-03

$1,600,000,000

Chubb INA Holdings Inc.

$600,000,000 2.850% Senior Notes due 2051

$1,000,000,000 3.050% Senior Notes due 2061

Each Fully and Unconditionally Guaranteed by

Chubb Limited

Pricing Term Sheet

November 15, 2021

Issuer:	Chubb INA Holdings Inc.

Guarantor:	Chubb Limited

Ratings (Moody’s / S&P / Fitch)*:	A3 (stable) / A (stable) / A (stable)

Offering Format:	SEC Registered

Security Type:	Senior Unsecured Notes

Description of Securities:	2.850% Senior Notes due 2051 (the “2051 Notes”) and 3.050% Senior Notes due 2061 (the “2061 Notes” and, together with the 2051 Notes, the “Notes”)

Pricing Date:	November 15, 2021

Settlement Date:	November 18, 2021 (T+3)

Maturity Date:	2051 Notes: December 15, 2051 2061 Notes: December 15, 2061

Principal Amount:	2051 Notes: $600,000,000 2061 Notes: $1,000,000,000

Public Offering Price:	2051 Notes: 99.918% of the principal amount 2061 Notes: 99.447% of the principal amount

Coupon (Interest Rate):	2051 Notes: 2.850% 2061 Notes: 3.050%

Interest Payment Dates:	2051 Notes: Semi-annually on June 15 and December 15, commencing June 15, 2022 (long first coupon) 2061 Notes: Semi-annually on June 15 and December 15, commencing June 15, 2022 (long first coupon)

Benchmark Treasury:	2051 Notes: UST 2.000% due August 15, 2051 2061 Notes: UST 2.000% due August 15, 2051

Benchmark Treasury Price / Yield:	2051 Notes: 99-15/ 2.024% 2061 Notes: 99-15 / 2.024%

Spread to Benchmark Treasury:	2051 Notes: +83 basis points 2061 Notes: +105 basis points

Yield to Maturity:	2051 Notes: 2.854% 2061 Notes: 3.074%

Optional Redemption:

In each case, as described in the Preliminary Prospectus Supplement

2051 Notes • Make-Whole Call prior to June 15, 2051 (T + 15 basis points)

• Par Call on or after June 15, 2051

2061 Notes • Make-Whole Call prior to June 15, 2061 (T + 20 basis points)

• Par Call on or after June 15, 2061

CUSIP/ISIN:	2051 Notes: 171239 AH9 / US171239AH94 2061 Notes: 171239 AJ5 / US171239AJ50

Joint Book-Running Managers:	BofA Securities, Inc. Morgan Stanley & Co. LLC Wells Fargo Securities, LLC Barclays Capital Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Co-Managers:

ANZ Securities, Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

BNY Mellon Capital Markets, LLC

Scotia Capital (USA) Inc.

Standard Chartered Bank

Drexel Hamilton, LLC

Academy Securities, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer or the guarantor has filed with the SEC for more complete information about the issuer, the guarantor and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in these offerings will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at 1-800-294-1322, Morgan Stanley & Co. LLC at 1-866-718-1649 and Wells Fargo Securities, LLC at 1-800-645-3751.

This Pricing Term Sheet is not a prospectus for the purposes of Regulation (EU) 2017/1129, including as the same forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020.

No PRIIPs or UK PRIIPs KID – No PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.

The communication of this Pricing Term Sheet and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this Pricing Term Sheet relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this Pricing Term Sheet or any of its contents.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.